Exhibit 99.1

Seritage Growth Properties Announces Fourth Quarter 2018 Dividend
for Common and Preferred Shares

New York, NY – October 23, 2018 – Seritage Growth Properties (NYSE: SRG) announced today that its Board of Trustees declared a cash dividend of $0.25 per Class A and Class C common share for the fourth quarter of 2018.  The common dividend will be paid on January 10, 2019 to Class A and Class C shareholders of record on December 31, 2018.

The Company also announced today that its Board of Trustees declared a cash dividend of $0.4375 per share of its 7.00% Series A Cumulative Redeemable Preferred Shares.  The preferred dividend will be paid on January 14, 2019 to holders of record on December 31, 2018.

About Seritage Growth Properties
Seritage Growth Properties is a publicly‐traded, self‐administered and self‐managed REIT with 211 wholly-owned properties and 26 joint venture properties totaling approximately 37.5 million square feet of space across 48 states and Puerto Rico. The Company was formed and listed on the New York Stock Exchange (NYSE: SRG) in July 2015 in conjunction with the acquisition of a portfolio of real estate from Sears Holdings. Our mission is to create and own revitalized shopping, dining, entertainment and mixed‐use destinations that provide enriched experiences for consumers and local communities, and that generate long‐term value for our shareholders. The Company is headquartered in New York, NY.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com